EXHIBIT 5.1

To	Chicago Bridge & Iron Company N.V.
	Polarisavenue 31		650 Fifth Avenue, 4th Floor
	2132 JH Hoofddorp		New York, NY 10019
The Netherlands
T +1 212 259 4100
F +1 212 259 4111

New York,	April 6, 2004	Arie Schaberg
E aai.schaberg@debrauw.com
Our ref.	92000018\l002-1031-SEC opinion	T +1 212 259 4110
F +1 212 259 4111

DRAFT DE BRAUW 03-27-2004;
SUBJECT TO REVIEW OF DOCUMENTS AND
PARTNER’S APPROVAL

Dear Sir/Madam,

Chicago Bridge & Iron Company N.V.

1	Introduction

I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam (the "Company”), and Chicago Bridge & Iron Company B.V., with corporate seat in Amsterdam (the “Subsidiary”), in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 2,500,000 ordinary shares in the share capital of the Company (the “Shares”) that may be newly issued from time to time by the Company under the Plan (as defined below) for the benefit of the Participants (as defined in the Plan) (the "Participants”). I have taken instructions solely from the Company.

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion.

3	Scope of Inquiry; definitions

For the purpose of this opinion, I have:

Examined such documents and obtained such confirmations and trade register extracts as I have deemed necessary in order to enable me to render this opinion. It is noted that trade register extracts do not provide conclusive evidence that the facts set out in them are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it. I do not believe that those exceptions are material in the context of this opinion. Facts and circumstances not revealed to me may affect this opinion. I have no reasons to believe any such facts and circumstances exist.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	Any minutes referred to in paragraph 3 are a true record of the proceedings described in validly held meetings. The resolutions set out in those minutes were validly passed. Those resolutions and any written resolutions referred to in paragraph 3 remain in full force and effect without modification and comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true. I have no indication to the contrary.

4.4	The Chicago Bridge & Iron Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is valid, binding and enforceable on each party under the law by which it is (expressed to be) governed. Each Participant (i) is eligible to participate in the Plan, (ii) validly completed and signed an Authorization Form (as defined in the Plan) and returned the Authorization Form to the Plan Administrator (as defined in the Plan) as provided for in Section 6 of the Plan and (iii) is entitled to sufficient rights under the Plan for the Company to allow for the issue of the Shares. There are no dealings between the parties which affect the Plan.

4.5	At the time of the contribution on each of the Shares (the "Contribution”), the value of the Contribution will be at least equal to the amount to be paid on each of the Shares and the Contribution will have been validly paid to the Company in US Dollars.

4.6	The Shares will have been issued in the form and manner prescribed by the Company’s articles of association at the time of issue. The Shares will have been validly accepted by the Plan Administrator and will have been validly placed (geplaatst) with the Plan Administrator in accordance with (i) the minutes of the meeting of the Company’s supervisory board dated December 12, 2003, (ii) the written resolution of the Company’s management board dated December 12, 2003 and (iii) all laws applicable to the acceptance and placement (plaatsing) of the Shares.

4.7	The Company’s authorised share capital (maatschappelijk kapitaal) will be sufficient to allow for the issue of the Shares.

4.8	The bank statement as meant in Section 2:93a subsection 6 Dutch Civil Code (“CC”) (bankverklaring) of a bank within the meaning of Section 2:93a subsection 3 CC, showing the sufficient amount of dollars freely convertible into EUR at the exchange rate on the payment date of the Shares, will be filed with the chamber of commerce and industry for Amsterdam, the Netherlands, within two weeks after the payment date of the Shares.

4.9	At the time of the issue of the Shares, no party will possess insider knowledge (voorwetenschap) in respect of the Company or the trade in its securities.

4.10	The Shares will have been and will be offered anywhere in the world only in accordance with the 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995).

5	Opinion

Based on the documents, confirmations and trade register extracts referred to and the assumptions in paragraphs 3 and 4, I am of the opinion that the Shares, when issued, will have been duly authorised and validly issued in accordance with Dutch law and that the Shares, when issued, will be fully paid and non-assessable. Although Dutch law is not familiar with the term “non-assessable”, I believe that it is best described as meaning that no obligation other than to pay up the nominal amount of a share may be imposed upon a shareholder against his will even by an amendment of the articles of association of the Company.

6	Reliance

This opinion is solely for the purpose of the Registration and may be filed with the SEC on or about April 6, 2004 pertaining to the Registration. I hereby consent to the reference to De Brauw Blackstone Westbroek P.C., New York, New York, under the heading "Exhibit Index" in the Registration Statement relating to the Registration to be filed with the SEC on or about April 6, 2004 (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended). Otherwise, it is not to be transmitted to anyone nor is it to be relied upon for any other purpose.

Yours faithfully,

Arie Schaberg
for De Brauw Blackstone Westbroek P.C.